Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:	Trina Schurman
January 3, 2013		Nordstrom, Inc.
(206) 233-6503

	MEDIA CONTACT:	Colin Johnson
Nordstrom, Inc.
(206) 303-3036

Nordstrom Reports December Sales

SEATTLE, Wash. (January 3, 2013) – Nordstrom, Inc. (NYSE: JWN) today reported an 8.6 percent increase in same-store sales for the five-week period ended December 29, 2012 compared with the five-week period ended December 31, 2011. Preliminary total retail sales of $1.72 billion for December 2012 increased 9.4 percent compared with total retail sales of $1.57 billion for the same period in fiscal 2011.

Quarter-to-date same-store sales increased 5.1 percent compared with the same period in fiscal 2011. Preliminary quarter-to-date total retail sales of $2.65 billion increased 6.6 percent compared with total retail sales of $2.48 billion for the same period in fiscal 2011.

Year-to-date same-store sales increased 7.0 percent compared with the same period in fiscal 2011. Preliminary year-to-date total retail sales of $10.81 billion increased 10.2 percent compared with total retail sales of $9.81 billion for the same period in fiscal 2011.

SALES RECORDING

To hear Nordstrom’s pre-recorded December sales message, please dial (402) 220-6036 beginning today at 8:40 a.m. EST. This recording will be available for one week.

DECEMBER SALES RESULTS

(unaudited; $ in millions)

	Total Retail Sales			Same-store Sales
	Fiscal 2012	Fiscal 2011	Percent Increase	Total	Nordstrom	Nordstrom Rack

December	$1,719	$1,571	9.4%	8.6%	8.2%	8.1%

Quarter-to-date	$2,645	$2,481	6.6%	5.1%	4.6%	6.5%

Year-to-date	$10,811	$9,809	10.2%	7.0%	7.2%	7.3%

Number of stores	Dec-12	Dec-11
Nordstrom	117	117
Nordstrom Rack and other	123	108

Total	240	225

Gross square footage	25,290,000	24,744,000

SAME-STORE SALES

Same-store sales include sales from stores that have been open at least one full year as of the beginning of the fiscal year. Nordstrom includes sales from both full-line stores and Direct because of the integration of these two channels. Total same-store sales include accounting adjustments that are not allocated to Nordstrom and Nordstrom Rack. Same-store sales exclude sales made through HauteLook, Nordstrom’s online private sale subsidiary, which was acquired in the first quarter of 2011.

EXPANSION UPDATE

Nordstrom announced plans to open a full-line store at Mayfair in Wauwatosa, Wisc. in fall 2015 and to relocate the full-line store at South Bay Galleria in Redondo Beach, Calif. to Del Amo Fashion Center in Torrance, Calif. in 2015. Nordstrom also announced plans to open three Nordstrom Rack Stores in spring 2013, at Columbia Crossing in Columbia, Md., in downtown Washington D.C. and at Maine Crossing in South Portland, Maine.

FUTURE REPORTING DATES

Nordstrom’s planned financial release calendar currently includes the following upcoming events:

January Sales Release	Thurs., February 7, 2013
Fourth Quarter Earnings Release	Thurs., February 21, 2013

ABOUT NORDSTROM

Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 240 stores in 31 states, including 117 full-line stores, 119 Nordstrom Racks, two Jeffrey boutiques, one treasure&bond store and one clearance store. Nordstrom also serves customers through Nordstrom.com and through its catalogs. Additionally, the Company operates in the online private sale marketplace through its subsidiary HauteLook. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated store openings and trends in company operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: the impact of economic and market conditions and the resultant impact on consumer spending patterns; our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online; effective inventory management; successful execution of our growth strategy, including possible expansion into new markets, technological investments and acquisitions, our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our ability to manage the change in our business/financial model as we increase our investment in e-commerce and our online business; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; successful execution of our multi-channel strategy, including planning, procurement and allocation capabilities; our compliance with applicable banking and related laws and regulations impacting our ability to extend credit to our customers; impact of the current regulatory environment and financial system and health care reforms; the impact of any systems failures, cybersecurity and/or security breaches, including any security breaches that result in the theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; our compliance with employment laws and regulations and other laws and regulations applicable to us, including the outcome of claims and litigation and resolution of tax matters; compliance with debt covenants and availability and cost of credit; our ability to safeguard our brand and reputation; successful execution of our information technology strategy; our ability to maintain our relationships with vendors; trends in personal bankruptcies and bad debt write-offs; changes in interest rates; efficient and proper allocation of our capital resources; weather conditions, natural disasters, health hazards or other market disruptions, or the prospects of these events and the impact on consumer spending patterns; disruptions in our supply chain; the geographic locations of our stores; the effectiveness of planned advertising, marketing and promotional campaigns; our ability to control costs; and the timing and amounts of share repurchases by the company, if any, or any share issuances by the company, including issuances associated with option exercises or other matters. Our SEC reports, including our Form 10-K for the fiscal year ended January 28, 2012, and our Forms 10-Q for the fiscal quarters ended April 28, 2012, July 28, 2012 and October 27, 2012, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

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